EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in The Standard Register Company’s previously filed Registration Statements (File No’s 333-02683, 333-05231, 333-15851, 333-43055, 333-51189, 333-51181, 333-57779, 333-84483, 333-86492, 333-173805, and 333-188555) of our report dated March 8, 2013 (except for the retrospective application effects pertaining to the change in pension accounting method and the impacts of the reverse stock split as described in Notes 2 and 3, as well as the additional disclosure from the adoption of ASU 2013-2 as described in Note 1, as to which the date is December 16, 2013), with respect to the consolidated financial statements of The Standard Register Company for the fiscal year ended December 30, 2012 included in this Current Report on Form 8-K.

/S/ BATTELLE RIPPE KINGSTON LLP
         (FORMERLY BATTELLE & BATTELLE LLP)

Dayton, Ohio
December 16, 2013